Exhibit 17.2

From: Alex Tarrabain <alex@tarrabain.ca>
Sent: Thursday, April 14, 2022 7:48:23 PM
To: Brian Payne <brian@cenbiotechinc.com>
Subject: Resignation

Brian Payne,

Effective immediately I, Alex Tarrabain, hereby resign from my position as Vice President & CFO of Cenbiotech Inc.

I also resign from my duties as Director of the Board all other roles.

I would like congratulate Brian Payne on his new role as CEO, CFO, Chairman of the Board and Principal Executive and Accounting Officer

With kindest regards,

Alex Tarrabain

Work:   780-468-1898

Fax:      780-468-9354

Email: alex@tarrabain.ca